Exhibit 99.2

Covidien Completes Acquisition of Somanetics Corporation

DUBLIN, Ireland – July 28, 2010 – Covidien (NYSE: COV), a leading global provider of healthcare products, today announced that it has completed the previously announced acquisition of Somanetics Corporation for an aggregate consideration of approximately $250 million, net of cash and short-term investments acquired.

Pursuant to the terms of the merger agreement, Covidien DE Corp., an indirect wholly-owned subsidiary of Covidien, exercised its option to purchase newly issued shares from Somanetics at the tender offer price of $25.00 per share. Following the purchase, Covidien DE Corp. owned sufficient shares to effect a short-form merger with and into Somanetics, which then became an indirect wholly-owned subsidiary of Covidien. Thereafter, Somanetics common shares ceased to be traded on the NASDAQ Global Market.

About Covidien

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2009 revenue of $10.7 billion, Covidien has 42,000 employees worldwide in more than 60 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

Contacts
Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Brian Nameth
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	brian.nameth@covidien.com